Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of GlassBridge Enterprises Inc. on Form S-8 (File Nos. 333-15275, 333-15273, 333-15277, 333-35591, 333-38196, 333-66030, 333-124634, 333-150693, 333-173903 and 333-188429) of our report dated April 1, 2019 with respect to our audits of the consolidated financial statements of GlassBridge Enterprises Inc. and Subsidiaries as of December 31, 2018 and 2017 and for the two years in the period ended December 31, 2018, which report is included in this Annual Report on Form 10-K of GlassBridge Enterprises, Inc. for the year ended December 31, 2018.

/s/ Turner, Stone & Company, LLP

Turner, Stone & Company, LLP

Dallas, Texas

April 1, 2019